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                                                                     EXHIBIT 5.1



                                  May 29, 1996


Cytogen Corporation
600 College Road East
CN 5308
Princeton, NJ 08540-5308

Gentlemen:

     We refer to the registration of 200,000 shares (the "Shares") of Common Stock, $.01 par value, of Cytogen Corporation (the "Company") to be offered pursuant to the Cytogen Corporation 1988 Stock Option Plan for Non-Employee Directors (the "Plan") in a registration statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended (the "Act").

     In rendering this opinion, we have examined the Plan, copies of the Registration Statement, copies of the corporate charter and by-laws of the Company, as amended, copies of certain resolutions of the Board of Directors of the Company and such other corporate records and documents as we have deemed necessary in order to enable us to express the opinion set forth below.

     Based on the foregoing examination, it is our opinion that, when issued against receipt of the agreed purchase price therefor pursuant to the exercise of options granted under the Plan, the Shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                              Very truly yours,

                              /s/ Dechert Price & Rhoads